Exhibit 8.1

List of Significant Subsidiaries and Consolidated Entities

Subsidiaries	Place of Incorporation

Shanghai Juxiang Investment Management Consulting Co., Ltd.	PRC

Baoyi Investment Consulting (Shanghai) Co., Ltd.	PRC

Jupai HongKong Investment Limited	Hong Kong

Jupai Investment International Limited	BVI

Scepter Holdings Limited	Hong Kong

Scepter Pacific Limited	BVI

Jucheng Insurance Broker Limited	Hong Kong

Non-liner Investment Management Limited	BVI

Jupai Investment Limited	BVI

Consolidated Entities	Place of Incorporation

Juzhou Asset Management (Shanghai) Co., Ltd.	PRC

Shanghai Yidezhen Investment Management Center (Limited Partnership)	PRC

Shanghai Jupai Yumao Fund Sales Co., Ltd.	PRC

Shanghai Yidexin Equity Investment Management Co., Ltd.	PRC

Shanghai Jupai Yongyu Insurance Brokers Co., Ltd.	PRC

Shanghai Jupeng Asset Management Co., Ltd.	PRC

Shanghai Yubo Investment Management Co., Ltd.	PRC

Shanghai Yidezeng Equity Investment Management Center (LP)	PRC

Shanghai Yiju Asset Management Co., Ltd.	PRC

Hangzhou Yideshanzhen Investment Management Partnership (LP)	PRC

Shanghai Jupai Investment Group Co., Ltd.	PRC

Shanghai E-Cheng Asset Management Co., Ltd.	PRC

Shanghai Yedu Enterprise Management Co., Ltd.	PRC